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                                                                    EXHIBIT 99.1

                              WOLVERINE TUBE, INC.

                                 PRESS RELEASE


Contact:  James E. Deason
          Senior Vice President
          Chief Financial Officer
          (256) 580-3625
================================================================================

  DENNIS HOROWITZ TO RETIRE AS CHIEF EXECUTIVE OFFICER; JOHANN R. MANNING, JR.
                               NAMED AS SUCCESSOR

HUNTSVILLE, ALABAMA, (NOVEMBER 23, 2005) - Wolverine Tube, Inc. (NYSE:WLV) announced today that Dennis Horowitz has decided to retire as Chief Executive Officer (CEO) effective December 9, 2005. Following the effective date of his retirement Mr. Horowitz will continue to serve as a director of the Company for the remainder of his current term, and will also serve as non-executive Chairman of the Board of Directors. In addition, Mr. Horowitz will provide certain consulting services, for a two year period, to the Company following his retirement.

Effective with Mr. Horowitz's retirement, Johann R. (Chip) Manning, Jr. (45) currently the President and Chief Operating Officer will assume the duties of CEO and will join the Company's Board of Directors. Mr. Manning joined the Company in May 1998 as Vice President, Human Resources and General Counsel. From November 2001 to February 2005 he served as Senior Vice President, Fabricated Products, and General Counsel.

"We are delighted that we have an extremely qualified individual in Chip Manning to lead the Company as CEO. Chip's track record in his prior positions shows he has the vision, determination and business sense needed to strategically and tactically position Wolverine for future success", stated Horowitz.

"On behalf of the Board of Directors and employees of Wolverine", stated Chip Manning, President and Chief Operating Officer, "I want to thank Dennis for his leadership, vision and guidance provided to the Company for the last eight years. During this period the Company has expanded on both a global basis and through diversifying its product offerings. These initiatives have positioned Wolverine for future success and growth". "Finally", continued Manning, "I look forward to working with Dennis in his new capacity as we address the future of Wolverine".

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar, and other products. Internet addresses http://www.wlv.com and http://www.silvaloy,com.


                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801